Exhibit 99.1

Letter to the Ampio Shareholders in Regard to the STEP Study and Ampio’s plans for the Ampion™ BLA

ENGLEWOOD, CO., August 25 2014 /PRNewswire/ — Ampio Pharmaceuticals, Inc. (NYSE MKT: AMPE) today is issuing this response to the most commonly asked questions in regards to the STEP study and clarify its plan for moving forward with Ampion™ for osteoarthritis of the knee.

Letter to Ampio Shareholders from Michael Macaluso, Chairman & CEO and David Bar-Or, MD, Chief Scientific Officer

The STEP study of Ampion™ had a technical problem that is being evaluated for deviation from protocol in temperature excursions in over 70% of the drug supply for this study. This excursion in temperature down to freezing is likely to have affected the level of active ingredients in the injected dose of Ampion™. One of the active ingredients of Ampion™, aspartyl- alanyl diketopiperazine (DA-DKP) is extremely stable at low and high temperatures, however if the glass vial containing the drug is frozen or is at freezing temperatures, some of the DA-DKP will come out of solution and together with other compounds present in Ampion™ will adhere/crystallize on the inner glass surface of the vial. Thawing the vial to room temperature, without vigorous agitation for a prolonged period of time, will not bring these active ingredients back into solution. As this level of agitation is unlikely to have occurred at the clinical site, it is anticipated that if vials reached those low temperatures, a lower than expected level of DA-DKP than required by the Study Protocol would have been administered in the trial.

A discussion with the FDA informing them of the protocol deviation was very positive and the FDA will be evaluating the available data from the trial when presented to them to decide what can be salvaged and how to proceed.

In parallel with the ending of the STEP study, the company began a placebo-controlled, double-blinded multiple injections trial of Ampion™ for treatment of OA of the knee that is expanding to 14 clinical sites. This trial was launched in order to expand the Indications for Use (IFU) to multiple injections rather than a single injection. Approximately 300 patients with moderate to severe OA will be enrolled and treated as soon as possible. The study end point will be at 20 weeks from the first injection. The primary end point is WOMAC A (pain) and secondary end point will be WOMAC C (function). The open label portion of this trial enrolled 7 patients who demonstrated remarkable results, both in pain reduction and improvement in function of the knee at 4 and 6 weeks after initial treatment. We anticipate analyzing data of the open label portion of the study, including MRI’s and synovial fluid, at 12 weeks, which will occur in about a month. Forty (40) additional patients will follow the same protocol as the open label portion of the multiple injections study and enrollment is nearly complete.

The company currently is planning to file the BLA with the SPRING study results in combination with either the STEP study or the multiple injections study or a combination of all three. Based on the results of the open label portion of the multiple injections study and in vitro work we believe that the 3 injections will offer significant relief to patients with KL3 and KL4 grade OA. There is no current drug therapy for KL4 and there is no current therapy drug with healing effects beyond the pain relief aspect in OA of the knee. In all studies using other drugs and multiple injections, saline was used as a “placebo”. Multiple saline injections did not result in significant improvements of results compared to a single injection of saline. Therefore it is not anticipated that multiple saline (“placebo”) injections will result in significant added benefit and will not diminish the difference from Ampion™ injections. With regard to filing our Ampion™ BLA, we are still planning to accomplish this by the end of 1Q 2015, despite any delays as a result of the STEP study technical problem.

Other common questions and answers:

1. Why wasn’t the fact that some of the Ampion™ was frozen discovered before it was given to patients in the trial?

Ampio had not anticipated any problem in this regard because it had contracted with a specialty Packaging and Distribution Company to handle all aspects of clinical trial drug supply to clinical sites. As with all double-blinded placebo-controlled clinical trials, the independent CRO executes the clinical trial and, as the sponsor, Ampio maintained an appropriate “hands off” relationship to the clinical sites during the whole trial until time of data lock. Ampio was made fully aware of the temperature excursions at the time of data lock, long after the completion of the patient’s treatments. Only one clinical trial site reported any frozen product and that shipment was replaced immediately upon notice.

2. Why has Ampio been made aware of the freezing issue but not the actual test data?

The analysis of the Data has still not been made available to Ampio, although, as can be imagined we are anxious to view it. The Temperature excursions problem was noted at the time of data lock by the CRO, therefore triggering an investigation into how widespread the problem may have been. It is standard practice to understand the full extent of the deviations before completing an analysis of data that is likely to be flawed, leading to the need for more time for the independent statisticians to analyze the data.

3. Is it possible that significant usable data can still be ascertained from the STEP study?

Yes it is possible

4. When do you expect to receive that data.

As soon as possible, likely within several weeks.

5. What will the company do if the FDA is unable to accept sufficient data from the STEP study to satisfy the requirements of the Biologics License Application (BLA)?

We will not likely repeat the STEP study, even though it took only 39 days to enroll those 500+ patients. The Multiple Injections (MI) Study for OA of the knee is already underway and the expansion to 14 clinical sites is progressing. Our goal is to complete enrollment and treatment of approximately 300 patients with moderate to severe OA (Kellgren Lawrence Grades 3 & 4) in this MI study within the next several months. The injections are administered on the first day, two weeks later and four weeks later and the study end point will be at 20 weeks from the first injection. As with the STEP Study, the primary end point of this MI Study is WOMAC A (pain) and secondary end points will be WOMAC C (function). The open label portion of this trial enrolled 7 patients who demonstrated remarkable results, both in pain reduction and improvement in function of the knee at 4 and 6 weeks after initial treatment. We anticipate analyzing data of the open label portion of the study, including MRI’s and synovial fluid, at 12 weeks, which will occur in about a month. 40 additional patients will follow the same protocol as the open label portion of the multiple injections study and is near completion of enrollment.

The company’s goal remains to file the BLA in Q1 2015 and it will be supported by the SPRING study results in combination with either the STEP study or MI study or a combination of all three.

Based on the results of the open label portion of the MI Study and our in vitro research we believe that 3 injections will offer significant relief to patients with KL3 and KL4 grade OA. There is no current drug therapy for KL4 and there is no current therapy drug with healing effects beyond the pain relief aspect in OA of the knee. In all FDA reviewed clinical studies using other drugs and multiple injections, saline was used as a “placebo”. Multiple saline injections did not result in significant improvements of results compared to a single injection of saline. Therefore it is not anticipated that multiple saline (“placebo”) injections will result significant added benefit and will not diminish the difference from Ampion™ injections.

6. Why is Ampio confident that results from the MI study can be used along with SPRING study results as the pivotal trial supporting the BLA?

Our regulatory consultants are former high level FDA reviewers and they are of the opinion that the FDA will accept the multiple injections study as second study for BLA filing and approval because the MI study has the same end points and timing as the single injection trial As well as the same indication for use and the same drug.

7: When do you anticipate clinical results from the MI study?

Sometime in early Q1 2015. Based on our experience, we are working diligently to keep our time table and file the BLA before the end of that quarter. If circumstances change, and it is clear to the company that we cannot meet this time-table, we will inform our shareholders.

8. Have Ampio’s plans to complete the drug manufacturing facility and begin production of Ampion™ in support of the BLA changed?

Plans for production of Ampion™ in our manufacturing facility have not changed. We have added a director of manufacturing, a plant manager and QA and QC staff, all with extensive pharmaceutical experience.

9. Does Ampio have enough money to maintain operations through this year and all of next year while completing the planned clinical trials and filing for regulatory approval for the two lead drugs?

Yes, as long as we do not directly commercialize either of our two lead drugs, Ampion™ or Optina™, which is not our intention.

Since our August 21st release reporting technical problems with the STEP study and delayed release of the analysis of Study data, we have received many calls from interested parties for a more comprehensive explanation of the issues and asked to address a number of incorrect rumors that have surfaced. Ampio management has done its best to answer every call but has realized that the fairest way to proceed is to present all shareholders with the questions and our answers in this written format. While the events of the past few days have certainly been frustrating for shareholders and Ampio management, there is no change in management’s excitement about the success of Ampio. As always, Ampio has alternate plans to overcome unexpected events and meet our corporate goals. We will always act responsibly to protect our company and its shareholders. With all the positive activities taking place at Ampio, that require the full attention of our executive management, it is time to focus our attention to the tasks at hand, move forward and continue our work. The company’s goal remains to file the BLA in Q1 2015 and it will be supported by the SPRING study results in combination with either the STEP study or MI study or a combination of all three”.

Michael Macaluso, Chairman & CEO	Dr. David Bar-Or, Chief Scientific Officer

About Ampio Pharmaceuticals

Ampio Pharmaceuticals, Inc. is a clinical trial stage biopharmaceutical company primarily focused on the development of therapies to treat prevalent inflammatory conditions for which there are limited treatment options. We are developing compounds that decrease inflammation by (i) inhibiting specific pro-inflammatory compounds by affecting specific pathways at the protein expression and at the transcription level; (ii) activating specific phosphatase or depletion of the available phosphate needed for the inflammation process; and (iii) decreasing vascular permeability.

Forward Looking Statements

Ampio’s statements in this press release that are not historical fact and that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by use of words such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions. These forward-looking statements include statements regarding Ampio’s expectations with respect to the completion, timing and size of the registered direct offering, as well as risks associated with clinical trials, expected results, regulatory approvals, and changes in business conditions and similar events. The risks and uncertainties involved include those detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including without limitation, under Ampio’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Ampio undertakes no obligation to revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

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